Exhibit 99.3

LETTER TO BROKERS

MIDWEST BANC HOLDINGS, INC.

OFFER TO EXCHANGE

Common Stock of Midwest Banc Holdings, Inc. for any and all
of the Issued and Outstanding Depositary Shares Representing
its Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (CUSIP: 598251205) (the “Depositary Shares”)
Pursuant to the Prospectus (as defined below)

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 13, 2010, UNLESS MIDWEST BANC HOLDINGS, INC. EXTENDS THE EXCHANGE OFFER. TENDERED DEPOSITARY SHARES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

December 3, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Midwest Banc Holdings, Inc. (the “Company”) is offering to exchange any and all of its outstanding Depositary Shares for newly issued shares of its common stock (the “Common Stock”), upon the terms and subject to the conditions set forth in the preliminary prospectus dated December 3, 2009 (the “Prospectus”). All capitalized terms used herein and not defined herein have the meaning ascribed to them in the Prospectus.

For your information and for forwarding to your clients for whom you hold Depositary Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

•	Prospectus;

•	Preferred Proxy Statement;

•	Common Proxy Statement;

•	Letter of Transmittal; and

•	Notice of Withdrawal

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tenders received by the Exchange Agent after the expiration date will be disregarded and of no effect.

DTC participants must electronically transmit their acceptance of an Exchange Offer by causing DTC to transfer their Depositary Shares to the Exchange Agent in accordance with DTC’s ATOP procedures for such a transfer. Through DTC’s ATOP procedures, banks, brokers, custodians or other nominees must deliver to the Exchange Agent an electronic message that contains:

1.	your client’s Voting Instruction to approve the Preferred Stock Proposals, or if your client did not hold Depositary Shares as of the Preferred Stock Record Date, a Tender Certification to that effect. A separate ATOP option (and Contra-CUSIP) will be provided for banks and brokers to exchange their client’s record date and non-record date Depository Shares;

2.	your client’s Proxy Instructions to approve the Common Stock Proposals; and

3.	your client’s acknowledgement and agreement to, and agreement to be bound by, the terms of the Letter of Transmittal (including the Voting Trust Agreement) pursuant to which, your client, among other things, irrevocably instructs the Exchange Agent to deliver the shares of Common Stock to be issued to your client in respect of its tendered Depositary Shares to the Voting Trust.

DTC will then send an Agent’s Message to the Exchange Agent.

The term “Agent’s Message” means a message transmitted by DTC, received by the Exchange Agent and forming a part of the Book-Entry Confirmation (defined below), which states that DTC has received an express acknowledgement from the DTC participant tendering Depositary Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Exchange Offer, as set forth in the Prospectus and the Letter of Transmittal and that the Company may enforce such agreement against such participant.

In all cases, exchange of Depositary Shares accepted for exchange in the Exchange Offer will be made only after timely receipt by the Exchange Agent or confirmation of book-entry transfer of such Depositary Shares into the Exchange Agent’s account at DTC (the “Book-Entry Confirmation”), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof or satisfaction of the procedures of the applicable Clearing System) and any other documents required thereby.

Delivery of Depositary Shares and the method of delivery of all other required documents is at your election and risk and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Exchange Agent.

On the settlement date, in accordance with your client’s instructions in the Letter of Transmittal, we will deliver Common Stock to be issued in respect of the tendered Depositary Shares to the Voting Trust for a period of one business day, in accordance with the terms of the Voting Trust Agreement. On the following day, the Common Stock will be delivered to you via DTC for allocation to your client.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS.

Any inquiries you may have with respect to the Exchange Offer should be directed to, and additional copies of the enclosed materials may be obtained from, Morrow & Co. LLC, the information agent for the Exchange Offer. Banks and brokers should call (203) 658-9400 with questions. Holders should call 800-483-1314.

Very truly yours,

MIDWEST BANC HOLDINGS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.